Exhibit 99.1

JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value NIS 0.32 per share, of D. Medical Industries Ltd., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

            The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

Date: February 14, 2011
Meni Mor
By:	/s/ Meni Mor Meni Mor

Eyal Sheratzky
By:	/s/ Eyal Sheratzky Eyal Sheratzky

Zeev Bronfeld
By:	/s/ Zeev Bronfeld Zeev Bronfeld